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                                                                       EXHIBIT 5

                  [HORGAN, ROSEN, BECKHAM & COREN LETTERHEAD]



                                December 22, 1997


Board of Directors
VIB Corp
1498 Main Street
El Centro, California 92243

        Re: VIB Corp

Lady and Gentlemen:

         We have acted as counsel to VIB Corp, a California corporation (the "Holding Company"), in connection with the preparation of the Registration Statement on Form S-4 of the Holding Company (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission"), relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of shares of the Holding Company's common stock, no par value (the "Shares"), issuable pursuant to the Plan of Reorganization and Merger Agreement, dated as of November 18, 1997 (the "Agreement"), by and between the Holding Company, Valley Independent Bank (the "Bank") and VIB Merger Company, whereby each share of common stock, no par value of the Bank ("Bank Common Stock") will be exchanged for one share of the Holding Company's common stock pursuant to the terms set forth in the Agreement.

        In connection with this opinion, we have considered such questions of law as we have deemed necessary as a basis for the opinions set forth below, and we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Registration Statement; (ii) the Articles of Incorporation and Bylaws of the Holding Company, as currently in effect; (iii) certain resolutions of the Board of Directors of the Holding Company relating to the issuance of the Shares and the other transactions contemplated by the Registration Statement; (iv) the Agreement; and
(v) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Holding Company and others.

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Board of Directors
VIB Corp
December 22, 1997
Page 2


         Based upon the foregoing, we are of the opinion that if and when issued in exchange for shares of Bank Common Stock pursuant to the terms of the Agreement and under the circumstances contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

         The law covered by the opinion set forth above is limited to the laws of the state of California and the federal law of the United States of America.

         We hereby consent to the filing of this opinion with the Commission as
Exhibit 5 to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the Proxy Statement/Prospectus constituting a part of the Registration Statement.


                                     Very truly yours,


                                     /s/ HORGAN, ROSEN, BECKHAM & COREN LLP
                                     --------------------------------------
                                     Horgan, Rosen, Beckham & Coren, L.L.P.
SAR:st